EXHIBIT 5.1

Kilpatrick Townsend & Stockton LLP ktslaw.com	Suite 2800, 1100 Peachtree Street NE Atlanta, GA 30309-4528

June 18, 2024

Elutia Inc.

12510 Prosperity Drive, Suite 370

Silver Spring, MD 20904

Re:         Elutia Inc. – Offering Pursuant to Registration Statement on Form S-3 (333-267197)

Ladies and Gentlemen:

We have represented Elutia Inc. (the “Company”), a Delaware corporation, in connection with the issuance and sale by the Company of 3,175,000 shares (the “Shares”) of its Class A Common Stock, par value $0.001 per share (the “Common Stock”) and pre-funded warrants (the “Pre-Funded Warrants”) to purchase 725,000 shares of Common Stock (the “Pre-Funded Warrant Shares”, and together with the Shares and the Pre-Funded Warrants, the “Securities”). The Securities are being issued and sold in a registered offering pursuant to the Company’s Registration Statement on Form S-3 (File. No 333-267197) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2022 under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement related to the Securities (together with the Base Prospectus, the “Prospectus”).

Subject to the assumptions, qualifications and limitations identified in this letter, we are of the opinion that:

1.            The Shares have been duly authorized for issuance and, when issued and paid for as described in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

2.            The Pre-Funded Warrants are valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

3.            The Pre-Funded Warrant Shares have been duly authorized for issuance and, when and if issued upon exercise of the Pre-Funded Warrants in accordance with the provisions of the Pre-Funded Warrants, will be validly issued, fully paid and nonassessable.

In connection with the preparation of this letter, we have among other things reviewed: (i) the Registration Statement and Prospectus, including the filings incorporated by reference therein; (ii) the Notice of Effectiveness with respect to the Registration Statement filed by the SEC on September 9, 2022; (iii) agreements related to the offering and purchase of the Securities; (iv) the form of Pre-Funded Warrant; (v) copies of minutes, resolutions and consents, as applicable, of the Board of Directors and Pricing Committee of the Board of Directors of the Company related to the offering, certified by an officer of the Company as being complete, accurate and in effect; (vi) the Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on June 17, 2024; (vii) the Second Amended and Restated Bylaws of the Company, certified by an officer of the Company as being complete, accurate and in effect; (viii) a certificate of good standing from the Secretary of State of the State of Delaware dated June 18, 2024; (ix) copies of all certificates and other documents delivered at the closing of the offering; and (x) such other certificates, documents and instruments we have deemed appropriate for purposes of this letter.

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Elutia Inc.

June 18, 2024

We have assumed for purposes of this letter: (i) that each document we have reviewed is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, and that all natural persons who have signed any documents have the legal capacity to do so; that the parties thereto (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder; that each such document was duly authorized by all requisite corporate or other action of the parties thereto and that such documents were duly executed and delivered by each party thereto other than the Company; (ii) that each agreement we have examined for purposes of this letter has been duly authorized, executed and delivered, constitutes a valid and binding obligation of each party to that document and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement, and that each party to any document is in good standing and duly incorporated or organized under the laws of the state of its incorporation or organization (except that we make no assumptions pursuant to this clause (ii) with respect to the Company); and (iii) that the counterparties to such agreements have acted in good faith and without notice of any fact which has caused them to reach any conclusion contrary to any of the opinions or assumptions in this letter.

In preparing this letter we have relied without independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the agreements and documents read by us (including, without limitation, the representations and warranties of the Company and counterparties to such agreements); (iii) factual information provided to us by the Company or its representatives; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

Our opinions are subject to the following additional qualifications, assumptions and exceptions:

(a)            At the time of exercise or adjustment of the Pre-Funded Warrants, a sufficient number of Pre-Funded Warrant Shares will be authorized and available for issuance under the Company’s Restated Certificate of Incorporation as then in effect to satisfy the Company’s obligations under the Pre-Funded Warrants to issue all of such Pre-Funded Warrant Shares upon exercise or adjustment. The exercise price of the Pre-Funded Warrants at the time of exercise will equal to or greater than the par value of the Common Stock.

(b)            Our opinions as to validity and enforceability are subject to: (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, voidable preference, moratorium or similar laws, and related judicial doctrines, from time to time in effect affecting creditors’ rights and remedies generally; and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity.

(c)            We express no opinion as to the validity or enforceability of any provision: (i) relating to choice of governing law or forum for resolutions of disputes, a party paying another party’s attorneys’ fees and costs, the fixing of venue, waiver of jury trials or submission to arbitration; or (ii) specifying that provisions of a contract may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such documents.

(d)            Our opinions as to validity or enforceability are subject to the effect of generally applicable rules of law that: (i) limit the availability of a remedy under certain circumstances when another remedy has been elected; and (ii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange.

Elutia Inc.

June 18, 2024

(e)            We express no opinion as to the enforceability of: (i) any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by the Company to the extent limited by applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions); or (ii) any Waiver in insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, any issuer thereunder as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions).

(f)            We express no opinion as to the application of, and our opinions above are subject to the effect, if any, of, any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation or preferential transfer law, any applicable bulk sale or transfer law and any law governing the liquidation or dissolution of, or the distribution of assets of, any person or entity (including, without limitation, any law relating to the payment of dividends or other distributions on capital stock or the repurchase of capital stock).

(g)            We express no opinion as to the subject matter jurisdiction of any United States court to adjudicate any suit which may be brought by any person who is not a citizen of the United States or organized under the laws thereof or of one of the states thereof.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York and the Delaware General Corporation Law. We express no opinion with respect to compliance with any law, rule or regulation that as a matter of customary practice is understood to be covered only when an opinion refers to it expressly.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Elutia Inc.

June 18, 2024

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the SEC for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/KILPATRICK TOWNSEND & STOCKTON LLP